Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:

Jodie Pozo-Olano, for Educate, Inc.
540/720-9811/ Jodie@sequoiapr.com

EDUCATE, INC. ACQUIRES HOOKED ON PHONICS,

ANOTHER TOP CONSUMER EDUCATION BRAND

Sylvan Learning Center Parent Broadens its Blue Chip Education Brand Portfolio

with Fun, Affordable Early Learning System

(Baltimore, MD) January 13, 2005 – Educate, Inc. (NASDAQ: EEEE), a leading pre-K-12 education services company and parent of Sylvan Learning Centers and Catapult Learning, today announced it has signed a definitive agreement to purchase all of the stock of Gateway Learning Corporation, which owns Hooked on Phonics. Through this acquisition, Educate continues to expand its portfolio of blue chip educational services brands by adding one of the nation’s most trusted and well known consumer education brands.

Best known for its Learn to Read program, Hooked on Phonics offers a portfolio of highly regarded early reading, math and study skills programs. Over the past two years, Hooked on Phonics has successfully launched over 600 Hooked on Phonics reading centers that are located in day care centers. Educate will leverage its 25 years of experience operating Sylvan Learning Centers and its network of over 1,000 centers to expand Hooked on Phonics service offerings. Educate plans to grow the Hooked on Phonics instructional business, providing the fun, affordable and proven Hooked on Phonics reading system to young children in a variety of community-based locations, including libraries, community centers, day care centers and other third party locations.

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“Our acquisition of Hooked on Phonics, one of the other leading consumer education brands, will enable us to provide fun, affordable learning experiences for children. We already have the best known high quality consumer tutoring service, Sylvan Learning Center. Through the purchase of Hooked on Phonics, we can continue to meet the growing parental demand for high quality educational services by broadening our portfolio of offerings in three key dimensions: instructional approach, location of services, and student age range,” noted Chris Hoehn-Saric, chairman and chief executive officer, Educate, Inc. “We see Sylvan and Hooked on Phonics as being complementary brands, each appealing to different consumer needs. Sylvan Learning Center provides high quality personalized tutoring to meet the unique needs of each student. Hooked on Phonics provides fun, convenient, affordable education experiences that are an alternative to other types of extracurricular activities.”

For the past 15 years, Hooked on Phonics has been one of the nation’s best known consumer education brands, delivering an early learning reading system used by two million beginning readers. The Hooked on Phonics learning system includes the flagship reading programs “Hooked on Phonics – Learn to Read,” for children ages 3 – 7, and “Hooked on Phonics – Master Reader,” for children ages 7 – 14. The systems are comprised of a variety of multi-media elements, including CD-ROMs, cassettes, flash cards, books, and parent guides. Rounding out the company’s learning system are the homework help program “Hooked on School Success” and the math program “Hooked on Math – Master the Facts.”

As part of its plan to restructure Hooked on Phonics, Educate intends to license to a third party the direct response infomercial business. Educate will fund the acquisition by using a portion of its existing revolving credit facility. The transaction is expected to close within 30 days. Educate expects that, on an earnings per share basis, the acquisition will be neutral in 2005 and accretive in 2006.

Signal Hill Capital (www.signalhillcapital.com), a boutique investment bank providing clients with objective strategic advisory services, is acting as financial advisor to Educate, Inc. on its acquisition of Gateway Learning Corporation.

The management team of Educate will host an investor conference call beginning at 10:30 a.m. EST today, January 13, 2005, to discuss the business opportunities resulting from the acquisition of, and the integration strategy concerning, Hooked on Phonics. Interested parties are encouraged to participate in the call by calling: Domestic: (800) 289-0726; International: (913) 981-5545; and Passcode: 8404392.

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About Educate, Inc.

Educate, Inc. (NASDAQ: EEEE) is a leading pre-K-12 education services company delivering high quality, research-based education solutions to students at tutoring centers, at schools, and at home. Educate’s consumer tutoring business, Sylvan Learning Center, the nation’s best-known and most trusted tutoring brand, operates the nation’s largest network of tutoring centers, providing supplemental, remedial and enrichment instruction in the United States and Canada. Educate’s school partnership business unit, Catapult Learning, is a leading provider of educational services to public and non-public schools, including the supplemental education services called for by the No Child Left Behind Act. During the past 25 years, Educate and its predecessors have provided trusted, personalized instruction to millions of students, improving their academic achievement and helping them experience the joy of learning.

Forward-looking Statements

This release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. The words “believe”, “anticipate”, “intend”, “estimate”, “expect”, “will”, “should”, “may” and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. Such forward-looking statements involve risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company’s actual results could differ materially from those described in the forward-looking statements. The following factors might cause such a difference: the development and expansion of the Sylvan Learning Center franchise system; changes in the relationships among Sylvan Learning Center and its franchisees; the Company’s ability to effectively manage business growth; increased competition from other educational service providers; changes in laws and government policies and programs; changes in the acceptance of the Company’s services by institutional customers and consumers; changes in customer relationships; the seasonality of operating results; global economic conditions, including interest and currency rate fluctuations, and inflation rates. Additional information regarding these and other risk factors and uncertainties are set forth from time to time in the Company’s filings with the Securities and Exchange Commission, available for viewing on the Company’s website www.educate-inc.com. (To access this information on the Company’s website, click on “Investor Relations” and then “SEC Filings”.) All forward-looking statements are based on information available to the Company on the date of this Release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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